Exhibit 99.1

Contact: Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Third Quarter 2010 Earnings

Investor/Analyst Conference Call Scheduled for November 2, 2010 at 10:00 a.m. EST

ATLANTA, November 1, 2010 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $21.7 million, or $0.44 per diluted share, for the third quarter of 2010, compared to $50.2 million, or $1.13 per diluted share, for the third quarter of 2009.

The Company also announced a net loss attributable to common shareholders of $16.9 million for the nine months ended September 30, 2010, compared to a net loss of $0.1 million for the nine months ended September 30, 2009. On a diluted per share basis, the net loss attributable to common shareholders was $0.35 for the nine months ended September 30, 2010, compared to a net loss of less than $0.01 for the nine months ended September 30, 2009.

The Company’s net income (loss) available to common shareholders for the three and nine months ended September 30, 2010 included a net gain of $20.9 million related to the acquisition of all remaining interests in its Atlanta condominium project and adjacent land and infrastructure and the acquisition of the related construction loans. The Company’s net income for the nine months ended September 30, 2010 also included non-cash impairment charges of approximately $35.1 million primarily relating to the Company’s Austin condominium project.

The Company’s net income available to common shareholders for the three and nine months ended September 30, 2009 included net gains of $54.6 million and $79.4 million, respectively, on the sales of apartment communities, offset by severance charges of $0.4 million in the third quarter of 2009. The Company’s net income available to common shareholders for the nine months ended September 30, 2009 also included non-cash impairment charges of $76.3 million relating to the Company’s investment in the Atlanta condominium project and adjacent land and infrastructure, partially offset by gains of $2.3 million relating to the early extinguishment of indebtedness, the mark-to-market of an interest rate swap, and changes in previous hurricane loss estimates.

Said David Stockert, CEO and President of Post, “We are pleased with the Company’s results this quarter, which exceeded our expectations. Apartment market conditions continued to improve and we were able to grow revenues on a sequential basis in every one of our markets. As a result, we again increased our guidance for funds from operations for the full year 2010. We took advantage of the favorable interest environment to refinance debt maturing in the near term and to preserve the Company’s substantial liquidity, and completed a series of transactions that allow us to open our Atlanta condominium project and begin closing units.”

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2010 was $40.3 million, or $0.82 per diluted share, compared to $13.9 million, or $0.31 per diluted share, for the third quarter of 2009. The Company’s reported FFO for the third quarter of 2010 included the net gain discussed above totaling $20.9 million, or $0.43 per diluted share. The Company’s reported FFO for the third quarter of 2009 included the severance charges discussed above totaling $0.4 million, or $0.01 per diluted share.

FFO for the nine months ended September 30, 2010 was $38.1 million, or $0.78 per diluted share, compared to a deficit of $28.2 million, or $0.63 per diluted share, for the nine months ended September 30, 2009. The Company’s reported FFO for the nine months ended September 30, 2010 included the net gain discussed above totaling $20.9 million, offset by the non-cash impairment charges discussed above of $35.1 million, resulting in total net charges included in FFO of $14.2 million, or $0.29 per diluted share. The Company’s reported FFO for the nine months ended September 30, 2009 included the impairment and severance charges discussed above totaling $76.7 million, offset by the income items discussed above totaling $2.3 million, resulting in total net charges included in FFO of $74.4 million, or $1.67 per diluted share.

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 43 mature (same store) communities, containing 15,713 apartment units, was 95.8% and 94.4% for the third quarter of 2010 and 2009, respectively.

Total revenues for the mature communities increased 0.1% and total operating expenses decreased 0.4% during the third quarter of 2010, compared to the third quarter of 2009, resulting in a 0.4% increase in same store net operating income (“NOI”). The average monthly rental rate per unit decreased 1.7% during the third quarter of 2010, compared to the third quarter of 2009.

On a sequential basis, total revenues for the mature communities increased 1.6% and total operating expenses increased 5.2%, producing a 0.8% decrease in same store NOI for the third quarter of 2010, compared to the second quarter of 2010. On a sequential basis, the average monthly rental rate per unit increased 0.9%. For the third quarter of 2010, average economic occupancy at the mature communities was 95.8%, compared to 95.2% for the second quarter of 2010.

For the nine months ended September 30, 2010, average economic occupancy at the Company’s mature communities was 95.3%, compared to 93.8% for the nine months ended September 30, 2009.

Total revenues for the mature communities decreased 2.5% and total operating expenses increased 0.1% for the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009, resulting in a 4.4% decrease in same store NOI. The average monthly rental rate per unit decreased 4.6% for the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

Post Park® in Hyattsville, MD remains in lease-up and as of October 29, 2010 is 81% leased. In addition, the Company’s previously announced development of the second phase of its Post Carlyle Square™ apartment community in Alexandria, VA is underway with a total projected development cost of $95 million.

Financing Activity

Debt Financing, Leverage and Line Capacity

In October 2010, as previously announced, the Company completed its public offering of $150.0 million of senior unsecured notes bearing interest at 4.75% and due 2017. The Company used a portion of the net proceeds from this offering to fully repay amounts outstanding under its revolving credit facilities. The Company intends to use the remaining net proceeds to repay its outstanding $100.5 million of 7.70% senior notes at maturity on December 20, 2010, and for general corporate purposes.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 41.4% at September 30, 2010, and variable rate debt as a percentage of total debt was 3.0% as of that same date.

As of October 29, 2010, the Company had cash and cash equivalents of $116 million. The Company had no outstanding borrowings and letters of credit totaling $2.2 million under its combined $430 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Other Capital Markets Activity

The Company has an at-the-market common equity program for the sale of up to four million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity and to maintain the strength of its balance sheet. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. No shares were issued under this program in the third quarter. For the nine months ended September 30, 2010, and through the date of this press release, the Company has sold 41,313 shares, at an average price per share of $27.70, producing net proceeds of $1.1 million under this program. There can be no assurance that the Company will sell additional shares under this program.

During the three and nine months ended September 30, 2010, the Company repurchased preferred stock with a liquidation value of approximately $0.1 million and $2.0 million, respectively, under a rule 10b5-1 repurchase program.

Other Investment Activity

Atlanta Condominium Project – Recent Developments

As previously announced, in September 2010, the residential portion of the mixed-use development in Atlanta, Georgia, consisting of 129 luxury condominium units, sponsored by the Company and its partner, was conveyed to the residential partners in full redemption of their interest in the mixed-use limited partnership that was developing the project. In addition, a subsidiary of the Company acquired the lenders’ interest in the residential loan facilities relating to the Atlanta condominium project and adjacent land and infrastructure for aggregate consideration of $49.8 million.

Subsequent to its acquisition of the residential loans, and in exchange for the release of the guarantors of the residential loans, the Company acquired all remaining interests in the entities that held the Atlanta condominium project and adjacent land and infrastructure that were not previously held by the Company. The Company now wholly owns the Atlanta condominium project and adjacent land and infrastructure and consolidates the Atlanta condominium project for financial reporting purposes as of September 30, 2010.

As a result of the above-described transactions, the Company recorded a net gain of $26.4 million, partially offset by an impairment loss during the quarter ended September 30, 2010 of $5.5 million on the project in connection with the acquisition of the underlying residential loans and condominium asset at fair value.

Condominium Activity

During the third quarter of 2010, the Company sold 28 condominium units at its Austin condominium project for aggregate gross sales revenue of $28.5 million. As of October 29, 2010, the Company has, in the aggregate, closed 42 units at the Austin condominium project and had 33 units under contract. As of that same date, the Company had 5 units under contract at the Atlanta condominium project. The Atlanta condominium project is expected to open in November 2010. There can be no assurance that condominium units under contract will close.

The Company recognized incremental net gains in FFO, excluding impairment charges, of $1.2 million from condominium sales activities during the third quarter of 2010, compared to $0.4 million during the third quarter of 2009. During the nine months ended September 30, 2010, the Company recognized incremental net gains in FFO, excluding impairment charges, of $2.1 million from condominium sales activities, compared to incremental losses of $1.6 million during the same period in 2009.

Land Sale Activity

During the third quarter of 2010, the Company sold a land parcel located in Citrus Park, Florida for gross proceeds of $3.8 million. No gain or loss was recognized, as the land was previously recorded as held for sale at fair value.

Revised 2010 Outlook

The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO for the full year 2010 will be in the range of $1.36 to $1.40 per diluted share, excluding the impact of net charges discussed below. This compares to the Company’s previous outlook for FFO issued last quarter of $1.24 to $1.32 per diluted share, excluding net charges.

As discussed above, the Company recorded $14.2 million of impairment charges, net of gains, in FFO during the first nine months of 2010.

After the impact of net charges, the Company anticipates that FFO for the full year 2010 will be in the range of $1.07 to $1.11 per diluted share. This compares to the Company’s previous outlook issued last quarter for FFO, after net charges, of $0.38 to $0.50 per diluted share.

The above estimates of FFO assume the following expected changes in same store NOI for 2010, compared to 2009:

	Current Outlook	Previously Issued Outlook
Revenue	-1.5% to -1.7%	-2.0% to -2.3%
Operating expenses	0.1% to 0.3%	0.4% to 0.7%
Net operating income (NOI)	-2.6% to -3.1%	-3.7% to -4.3%

The above estimates of FFO assume a current outlook for expected net income attributable to on-going condominium activities of $0.04 to $0.05 per diluted share for the full year 2010, which compares to a previously issued outlook for net income attributable to condominium activities of $0.02 to $0.04 per diluted share (each excluding the impact of net charges discussed above).

The above estimates of FFO reflect the October 2010 public unsecured note offering discussed previously, including the expected use of a portion of the proceeds to repay debt maturing in December 2010, and the interim investment of such proceeds in cash and cash equivalents.

Other than the start of the second phase of Post Carlyle Square™, the Company’s outlook does not assume any additional development starts in 2010, nor does it assume any acquisitions or dispositions of apartment communities in 2010.

Other current assumptions regarding the Company’s overhead expenses are substantially unchanged from those made in its previously issued 2010 outlook.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, November 2, at 10:00 a.m. EST. The telephone numbers are 877-681-3377 for US and Canada callers and 719-325-4929 for international callers. The access code is 5060344. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. EST on Tuesday, November 2, and will be available until Monday, November 8, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 5060344. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded more than 39 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 20,207 apartment units in 56 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 396 apartment units in one community currently in lease-up and 344 apartment units in one community currently under construction. The Company is also developing and selling 277 luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, same store operating income, condominium profits, and overhead expenses for the year ending December 31, 2010, anticipated development activities (including the projected costs, projected yield, timing and anticipated potential sources of financing of projected future development activities), expectations regarding the timing and delivery of completed for-sale condominium homes, expectations regarding offerings of the Company’s common stock and the use of proceeds thereof and expectations regarding the use of proceeds from the Company’s offering of senior unsecured notes. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the emergency stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for limited recourse guarantees; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the effectiveness of interest rate hedging contracts; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the Equal Rights Center and the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
OPERATING DATA
Revenues from continuing operations	$ 72,895	$ 69,388	$ 212,869	$ 207,684
Net income (loss) available to common shareholders	$ 21,670	$ 50,226	$ (16,948)	$ (66)
Funds (deficit) from operations available to common shareholders and unitholders (Table 1)	$ 40,269	$ 13,857	$ 38,144	$ (28,191)

Weighted average shares outstanding - diluted	48,670	44,220	48,446	44,151
Weighted average shares and units outstanding - diluted	48,841	44,419	48,618	44,363

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$ 0.44	$ 1.13	$ (0.35)	$ -

Funds (deficit) from operations available to common shareholders and unitholders (Table 1) (1)	$ 0.82	$ 0.31	$ 0.78	$ (0.63)

Dividends declared	$ 0.20	$ 0.20	$ 0.60	$ 0.60

(1)

Funds (deficit) from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 39 for the three months ended September 30, 2009 and 134 and 0 for the nine months ended September 30, 2010 and 2009, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 212 and 226 for the three months ended and 204 and 215 for the nine months ended September 30, 2010 and 2009, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income (loss) available to common shareholders	$ 21,670	$ 50,226	$ (16,948)	$ (66)
Noncontrolling interests - Operating Partnership	76	248	(60)	-
Depreciation on consolidated real estate assets, net	18,167	18,284	54,349	52,862
Depreciation on real estate assets held in unconsolidated entities	356	352	1,065	1,052
Gains on sales of apartment communities	-	(54,624)	-	(79,366)
Gains on sales of condominiums	(1,184)	(1,069)	(2,319)	(1,041)
Incremental gains (losses) on condominium sales (1)	1,184	440	2,057	(1,632)

Funds (deficit) from operations available to common shareholders and unitholders	$ 40,269	$ 13,857	$ 38,144	$ (28,191)

Funds (deficit) from operations - per share and unit - diluted (2)	$ 0.82	$ 0.31	$ 0.78	$ (0.63)

Weighted average shares and units outstanding - diluted (2)	49,053	44,684	48,957	44,578

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP.

(2)

Diluted weighted average shares and units include the impact of dilutive securities totaling 39 for the three months ended September 30, 2009 and 134 and 0 for the nine months ended September 30, 2010 and 2009, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 212 and 226 for the three months and 204 and 215 for the nine months ended September 30, 2010 and 2009, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30, 2010	September 30, 2009	June 30, 2010	September 30, 2010	September 30, 2009
Total same store NOI	$33,903	$33,759	$34,192	$101,294	$105,940
Property NOI from other operating segments	4,811	1,423	3,453	10,434	1,679

Consolidated property NOI	38,714	35,182	37,645	111,728	107,619

Add (subtract):
Interest income	390	49	196	755	187
Other revenues	223	298	271	777	801
Depreciation	(18,623)	(18,787)	(18,643)	(55,737)	(54,388)
Interest expense	(13,646)	(12,978)	(12,561)	(38,820)	(39,397)
Amortization of deferred financing costs	(611)	(726)	(653)	(2,097)	(2,342)
General and administrative	(3,927)	(3,892)	(3,967)	(12,570)	(12,265)
Investment and development	(569)	(1,096)	(678)	(1,849)	(2,886)
Other investment costs	(669)	(697)	(490)	(1,828)	(1,996)
Impairment, severance and other charges	-	(391)	(35,091)	(35,091)	(10,049)
Gains on condominium sales activities, net	1,184	1,069	187	2,319	1,041
Equity in income (loss) of unconsolidated real estate entities, net	18,258	(31)	173	18,554	(74,577)
Other income (expense), net	26	(472)	(142)	(271)	637
Net gain on early extinguishment of indebtedness	2,845	-	-	2,845	819

Income (loss) from continuing operations	23,595	(2,472)	(33,753)	(11,285)	(86,796)
Income from discontinued operations	-	54,861	-	-	84,238

Net income (loss)	$23,595	$52,389	$(33,753)	$(11,285)	$(2,558)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q3 ’10 vs. Q3 ’09 % Change	Q3 ’10 vs. Q2 ’10 % Change	Q3 ’10 % Same Store NOI
	September 30, 2010	September 30, 2009	June 30, 2010
Rental and other revenues
Atlanta	$15,961	$15,818	$15,653	0.9%	2.0%
Washington, D.C.	10,560	10,192	10,352	3.6%	2.0%
Dallas	10,634	10,766	10,414	(1.2)%	2.1%
Tampa	7,762	7,839	7,713	(1.0)%	0.6%
Charlotte	4,251	4,371	4,199	(2.7)%	1.2%
New York	3,396	3,467	3,394	(2.0)%	0.1%
Houston	2,928	3,074	2,856	(4.7)%	2.5%
Orlando	2,416	2,337	2,376	3.4%	1.7%
Austin	1,207	1,206	1,207	0.1%	0.0%

Total rental and other revenues	59,115	59,070	58,164	0.1%	1.6%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,049	7,610	7,009	(7.4)%	0.6%
Washington, D.C.	3,888	3,647	3,463	6.6%	12.3%
Dallas	5,161	5,147	4,708	0.3%	9.6%
Tampa	2,977	2,951	2,947	0.9%	1.0%
Charlotte	1,831	1,696	1,691	8.0%	8.3%
New York	1,426	1,436	1,406	(0.7)%	1.4%
Houston	1,338	1,290	1,286	3.7%	4.0%
Orlando	971	961	945	1.0%	2.8%
Austin	571	573	517	(0.3)%	10.4%

Total	25,212	25,311	23,972	(0.4)%	5.2%

Net operating income
Atlanta	8,912	8,208	8,644	8.6%	3.1%	26.2%
Washington, D.C.	6,672	6,545	6,889	1.9%	(3.1)%	19.7%
Dallas	5,473	5,619	5,706	(2.6)%	(4.1)%	16.1%
Tampa	4,785	4,888	4,766	(2.1)%	0.4%	14.1%
Charlotte	2,420	2,675	2,508	(9.5)%	(3.5)%	7.2%
New York	1,970	2,031	1,988	(3.0)%	(0.9)%	5.8%
Houston	1,590	1,784	1,570	(10.9)%	1.3%	4.7%
Orlando	1,445	1,376	1,431	5.0%	1.0%	4.3%
Austin	636	633	690	0.5%	(7.8)%	1.9%

Total same store NOI	$33,903	$33,759	$34,192	0.4%	(0.8)%	100.0%

Average rental rate per unit
Atlanta	$1,049	$1,071	$1,037	(2.1)%	1.2%
Washington, D.C.	1,813	1,780	1,786	1.9%	1.5%
Dallas	1,013	1,047	1,006	(3.2)%	0.7%
Tampa	1,189	1,196	1,179	(0.6)%	0.8%
Charlotte	1,009	1,055	1,010	(4.4)%	(0.1)%
New York	3,631	3,730	3,591	(2.7)%	1.1%
Houston	1,180	1,247	1,183	(5.4)%	(0.3)%
Orlando	1,302	1,307	1,287	(0.4)%	1.2%
Austin	1,288	1,296	1,279	(0.6)%	0.7%
Total average rental rate per unit	1,226	1,247	1,215	(1.7)%	0.9%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Nine months ended
	September 30, 2010	September 30, 2009	% Change
Rental and other revenues
Atlanta	$47,210	$48,295	(2.2)%
Washington, D.C.	30,998	30,529	1.5%
Dallas	31,411	32,937	(4.6)%
Tampa	23,197	23,652	(1.9)%
Charlotte	12,605	13,391	(5.9)%
New York	10,073	10,775	(6.5)%
Houston	8,640	9,208	(6.2)%
Orlando	7,131	7,005	1.8%
Austin	3,607	3,616	(0.2)%

Total rental and other revenues	174,872	179,408	(2.5)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	20,969	21,275	(1.4)%
Washington, D.C.	11,184	10,756	4.0%
Dallas	14,530	14,352	1.2%
Tampa	8,967	9,391	(4.5)%
Charlotte	5,188	4,859	6.8%
New York	4,316	4,062	6.3%
Houston	3,854	4,005	(3.8)%
Orlando	2,961	3,093	(4.3)%
Austin	1,609	1,675	(3.9)%

Total	73,578	73,468	0.1%

Net operating income
Atlanta	26,241	27,020	(2.9)%
Washington, D.C.	19,814	19,773	0.2%
Dallas	16,881	18,585	(9.2)%
Tampa	14,230	14,261	(0.2)%
Charlotte	7,417	8,532	(13.1)%
New York	5,757	6,713	(14.2)%
Houston	4,786	5,203	(8.0)%
Orlando	4,170	3,912	6.6%
Austin	1,998	1,941	2.9%

Total same store NOI	$101,294	$105,940	(4.4)%

Average rental rate per unit
Atlanta	$1,040	$1,104	(5.8)%
Washington, D.C.	1,791	1,789	0.1%
Dallas	1,009	1,073	(6.0)%
Tampa	1,180	1,225	(3.7)%
Charlotte	1,012	1,105	(8.4)%
New York	3,603	3,837	(6.1)%
Houston	1,184	1,259	(6.0)%
Orlando	1,290	1,340	(3.7)%
Austin	1,280	1,322	(3.2)%
Total average rental rate per unit	1,218	1,277	(4.6)%

Table 4

Computation of Debt Ratios

(In thousands)

	As of September 30,
	2010	2009
Total real estate assets per balance sheet	$2,059,461	$2,099,926
Plus:
Company share of real estate assets held in unconsolidated entities	71,857	92,185
Company share of accumulated depreciation - assets held in unconsolidated entities	10,187	8,324
Accumulated depreciation per balance sheet	673,982	605,694

Total undepreciated real estate assets (A)	$2,815,487	$2,806,129

Total debt per balance sheet	$1,013,972	$1,056,499
Plus:
Company share of third party debt held in unconsolidated entities	59,601	106,969

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,073,573	$1,163,468

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	38.1%	41.5%

Total debt per balance sheet	$1,013,972	$1,056,499
Plus:
Company share of third party debt held in unconsolidated entities	59,601	106,969
Preferred shares at liquidation value	92,963	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,166,536	$1,258,468

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	41.4%	44.8%